SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement

Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to §240.14a-12.

NET PERCEPTIONS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

NET PERCEPTIONS, INC.

7700 France Avenue South

Edina, Minnesota 55435

April 24, 2003

Dear Net Perceptions Stockholder:

      On Thursday, May 29, 2003, Net Perceptions, Inc. will hold its Annual Meeting of stockholders. On behalf of the Board of Directors, I am pleased to invite you to join us so that we can report to you on the activities of Net Perceptions during 2002 and discuss the outlook for 2003. The meeting will be held at the Company’s corporate headquarters, 7700 France Avenue South, Edina, Minnesota 55435, and is scheduled to begin at 10:00 a.m. CST.

      At the Annual Meeting, you will be asked to vote on the following proposals: (1) election of the directors nominated by your Board of Directors, and (2) ratification of the Board of Directors’ appointment of PricewaterhouseCoopers LLP as our independent accountants for 2003. These proposals are described in the attached proxy statement, which you should read carefully. Your Board of Directors recommends that you vote in favor of each proposal.

      Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Regardless of the number of shares you own, please complete, sign, date and return the enclosed proxy card promptly.

      On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Net Perceptions, Inc. We look forward to seeing you at the Annual Meeting.

Sincerely,

DONALD C. PETERSON
President and Chief Executive Officer

NET PERCEPTIONS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Net Perceptions, Inc.:

      The 2003 Annual Meeting of the stockholders of Net Perceptions, Inc. (the “Company”) will be held at the Company’s corporate headquarters, 7700 France Avenue South, Edina, Minnesota 55435 on Thursday, May 29, 2003, at 10:00 a.m. CST, for the following purposes:

1. To elect five members of the Board of Directors of the Company, to serve for a one-year term expiring at the 2004 Annual Meeting of stockholders;

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the Company for fiscal year 2003; and

3. To transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

      Stockholders of record at the close of business on Monday, April 14, 2003 will be entitled to vote at the Annual Meeting, whether in person or by proxy. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the principal offices of the Company.

By Order of the Board of Directors

THOMAS M. DONNELLY
Secretary

7700 France Avenue South

Edina, Minnesota 55435
April 24, 2003

      To ensure that your shares are represented at the Annual Meeting, we urge you to complete, date and sign the enclosed proxy card and return it promptly in the envelope provided. This will ensure your representation and a quorum for the transaction of business at the Annual Meeting. You may revoke your proxy at any time prior to the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so by voting in person at the Annual Meeting.

NET PERCEPTIONS, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 29, 2003

General

      We are furnishing this proxy statement to stockholders of record of Net Perceptions, Inc. (“Net Perceptions” or the “Company”) in connection with the solicitation of proxies for use at the Annual Meeting of stockholders of the Company to be held on Thursday, May 29, 2003 at 10:00 a.m. CST at the Company’s corporate headquarters, 7700 France Avenue South, Edina, Minnesota 55435 and at any adjournment(s) or postponement(s) thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. The Notice of Annual Meeting of Stockholders, this proxy statement and the enclosed form of proxy are first being mailed to stockholders on or about April 29, 2003.

Voting Securities, Quorum and Vote Required

      Only holders of record of common stock, par value $.0001 per share, of the Company (“Common Stock”) as of the close of business on April 14, 2003 (the “Record Date”), are entitled to receive notice of and to vote at the Annual Meeting. On the Record Date, there were 27,415,134 shares of Common Stock outstanding, constituting all of the outstanding voting securities of the Company. Stockholders are entitled to one vote for each share of Common Stock held as of the Record Date.

      A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum will exist at the Annual Meeting if the holders of record as of the Record Date of a majority of the number of shares of Common Stock outstanding as of the Record Date are present in person or represented by proxy at the Annual Meeting. Shares held as of the Record Date by holders who are present in person or represented by proxy at the Annual Meeting, but who have abstained from voting or not voted with respect to some or all of such shares on any proposal to be voted on at the Annual Meeting, will be counted as present for purposes of establishing a quorum.

      To be elected as a director at the Annual Meeting (Proposal No. 1), each candidate for election must receive a plurality of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required to ratify the Board of Directors’ appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for fiscal year 2003 (Proposal No. 2).

      Shares represented by proxies which are marked “WITHHELD” with regard to the election of directors (Proposal No. 1) will be excluded entirely from the vote and will have no effect. Shares represented by proxies which are marked “ABSTAIN” with regard to the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for fiscal year 2003 (Proposal No. 2) will be considered present in person or represented by proxy at the Annual Meeting and will have the effect of a negative vote because approval of that proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

      A broker “non-vote” occurs with respect to shares as to a proposal when a broker who holds shares of record in his name is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given. Brokers holding your shares in their name will be permitted to vote such shares with respect to both of the proposals to be voted on at the Annual Meeting without instruction from you, and, accordingly, broker non-votes will not occur with respect to either of such proposals.

Proxies

Voting Your Proxy

      You may vote in person at the Annual Meeting or by proxy. Whether or not you plan to attend the meeting, we recommend that you vote your shares by proxy. Submitting your proxy card will not prevent you from voting your shares at the meeting if you desire to do so, as your vote by proxy is revocable at your option.

      If you sign and return your proxy card in time for it to be voted at the Annual Meeting, your shares will be voted as you have directed on the proxy card. If you sign and return your proxy card in time for it to be voted at the Annual Meeting but do not indicate how your shares are to be voted with respect to one or both of the proposals to be voted on at the Annual Meeting, your shares will be voted FOR such proposal(s).

      The Board of Directors knows of no matters, other than Proposals Nos. 1 and 2 as set forth in the accompanying Notice of Annual Meeting of Stockholders, to be presented at the Annual Meeting. If any other matter is properly presented at the Annual Meeting upon which a vote may properly be taken, shares represented by duly executed and timely returned proxy cards will be voted on any such matter in accordance with the judgment of the named proxies.

How to Vote by Proxy

      You may vote by proxy by completing, signing, dating and returning your proxy card by mail in the enclosed envelope. If you hold your shares through a broker, you should provide written instructions to your broker on how to vote your shares. The proposals to be voted on at the Annual Meeting are routine matters and, accordingly, your broker will be permitted to vote your shares without instruction from you. As a result, if you do not provide your broker with instructions on how to vote your shares, your broker may vote your shares in a different manner than you would have voted if you had provided instructions.

Revoking Your Proxy

      You may revoke your proxy before it is voted by:

•	sending in a new proxy with a later date;

•	notifying the Secretary of the Company in writing before the Annual Meeting that you have revoked your proxy; or

•	voting in person at the Annual Meeting.

Voting in Person

      If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring to the Annual Meeting a proxy from your nominee authorizing you to vote your “street name” shares held as of the Record Date.

Proxy Solicitation

      This solicitation is made on behalf of our Board of Directors and we will bear the costs of the solicitation. Proxies may be solicited by telephone, fax or personal interview by the directors, officers and employees of the Company, who will not receive additional compensation for the solicitation. We will also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to stockholders.

Delivery of Proxy Materials and Annual Report to Households

      The Securities and Exchange Commission has implemented a rule permitting companies and brokers, banks or other intermediaries to deliver a single copy of an annual report and proxy statement to households at which two or more beneficial owners reside. This method of delivery, which eliminates duplicate mailings, is referred to as “householding.” Beneficial owners sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding, either affirmatively or implicitly by not objecting to householding, will receive only one copy of the Company’s Annual Report and this proxy statement.

      If you hold your shares in your own name as a holder of record, householding will not apply to your shares.

      Beneficial owners who reside at a shared address at which a single copy of the Company’s Annual Report and this proxy statement is delivered may obtain a separate Annual Report and/or proxy statement without charge by sending a written request to: NET PERCEPTIONS, INC., 7700 France Avenue South, Edina, Minnesota 55435, Attention: Investor Relations, or by calling the Company at (952) 842-5000. The Company will promptly deliver an Annual Report and/or proxy statement upon request.

      Not all brokers, banks or other intermediaries may offer the opportunity to permit beneficial owners to participate in householding. If you want to participate in householding and eliminate duplicate mailings in the future, you must contact your broker, bank or other intermediary directly. Alternately, if you want to revoke your consent to householding and receive separate annual reports and proxy statements for each beneficial owner sharing your address, you must contact your broker, bank or other intermediary to revoke your consent.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

      Pursuant to our Amended and Restated Bylaws (the “Bylaws”), all of our directors are elected at each Annual Meeting of stockholders. Each director elected at the Annual Meeting will hold office until the next Annual Meeting of stockholders and until the director’s successor is duly elected and qualified, or until the director’s earlier resignation or removal. The Bylaws provide that the number of directors shall be fixed from time to time by a majority of the Board of Directors. Currently, the number of directors has been fixed at five directors.

      Stockholders may withhold authority from the persons named in the enclosed proxy card to vote for the entire slate of directors as nominated or, by indicating an individual nominee in the space provided on the proxy card, may withhold the authority to vote for any individual nominee. Instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in such nominees receiving fewer votes. If any nominee is unable to serve or for good cause will not serve as a director, such shares will be voted for the election of such substitute nominee as the Board of Directors may designate. Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable to serve.

      The names of the nominees for directors nominated by your Board of Directors and presented for consideration by the stockholders, all of whom are incumbent directors, their ages, the year in which they became directors of the Company, and certain other information about them are set forth below. None of the corporations or other organizations referred to below with which a nominee for director has been employed or otherwise associated is a parent, subsidiary or other affiliate of the Company.

Nominees for Election to the Board of Directors

John F. Kennedy Age 54	John F. Kennedy became a director of Net Perceptions in April 2001. Since July 2002, Mr. Kennedy has been the President of Nova Analytics Corporation, a supplier and integrator of electrochemistry products. From August 1999 through June 2002, Mr. Kennedy served as Chief Financial Officer of RSA Security Inc., a leading provider of e-security solutions. From June 1998 to July 1999, he served as the Chief Financial Officer and Vice President, Finance, of Decalog, a provider of enterprise investment management software. Previously, he served as Chief Financial Officer and Vice President, Finance, of Natural MicroSystems Corporation, a provider of telecommunications equipment and software, from 1993 to 1998, serving also as Treasurer from 1995 to 1998. From 1991 to 1993, he served as Chief Financial Officer of Ultimap Corporation, a developer of geographic information software. Mr. Kennedy also serves as a director of Harvard Bioscience Inc. Mr. Kennedy holds a B.S. in Mathematics from the University of Massachusetts/ Lowell and a MSBA in Accounting from the University of Massachusetts/ Amherst.
William Lansing Age 45	William Lansing became a director of Net Perceptions in May 1999. Since September 2001, Mr. Lansing has been a General Partner in General Atlantic Partners, a venture capital investment firm. From March 2000 until August 2001, Mr. Lansing served as Chief Executive Officer of NBC Internet, Inc., an Internet media company. From May 1998 to March 2000, Mr. Lansing was President and Chief Executive Officer of Fingerhut Companies, Inc., a database marketing company. From November 1996 to May 1998, Mr. Lansing served as Vice President for Business Development of General Electric Corp. From January 1996 to October 1996, he served as Chief Operating Officer of Prodigy, an Internet service provider. Mr. Lansing also serves as a director of Digital River, Inc. and EXE Technologies, Inc. Mr. Lansing holds a B.A. in English from Wesleyan University and a J.D. from Georgetown University.

Donald C. Peterson Age 41	Donald C. Peterson joined Net Perceptions in May 2001 and since that time has served as our President and Chief Executive Officer and as a director. From January 2001 to May 2001, Mr. Peterson was a Principal of Andcor Companies, a Minneapolis-based executive search and investment company. In July 1999, Mr. Peterson founded IT-Radar.com, an internet-based marketplace for information technology services and served as its Chief Executive Officer until it was sold to TechRepublic, a subsidiary of Gartner, Inc. in August 2000. Mr. Peterson led the integration of IT-Radar.com into TechRepublic and then departed in November 2000. Mr. Peterson served as Vice President of Renaissance Worldwide, Inc., a provider of information technology services, from November 1996 until April 1999. In 1989, Mr. Peterson founded Shamrock Computer Resources, an information technology consulting company, and served as its Chief Executive Officer and as a director until it was sold to Renaissance Worldwide in November 1996. Prior to this Mr. Peterson served as an Account Manager for Cap Gemini America, an information technology and management consulting services company, a Marketing Representative for IBM and a consultant for Arthur Andersen & Company (now Accenture), a management and technology consulting company. Mr. Peterson holds a B.B.A. in Management Information Systems from the University of Iowa.
John T. Riedl Age 41	John T. Riedl co-founded Net Perceptions in July 1996 and since that time has served as a director. From November 1998 to March 2001, Dr. Riedl served as our Chief Scientist on a part-time basis. From July 1996 until November 1998, Dr. Riedl served as our Chief Technical Officer. Dr. Riedl has been a professor in the computer science department at the University of Minnesota since March 1990. Dr. Riedl holds a B.S. in Mathematics from the University of Notre Dame and an M.S. and a Ph.D. in Computer Science from Purdue University.

Ann L. Winblad Age 52	Ann L. Winblad became a director of Net Perceptions in August 1996. Ms. Winblad has been a General Partner of Hummer Winblad Venture Partners, a venture capital investment firm, since 1989. Ms. Winblad is also a director of The Knot, Inc. as well as other private companies and is a Trustee of the University of St. Thomas. Ms. Winblad holds a B.A. in Mathematics and Business Administration from the College of Saint Catherine and an M.A. in Education with an Economics focus from the University of St. Thomas.

The Board of Directors recommends a vote FOR the election

of the above-named nominees as directors of the Company.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

      In addition to Mr. Peterson, who is an executive officer and a director of the Company, set forth below is certain information concerning non-director employees who serve as executive officers of the Company. Our executive officers serve at the discretion of the Board of Directors. There are no family relationships between any of our directors and executive officers. None of the corporations or other organizations referred to below with which an executive officer has been employed or otherwise associated is a parent, subsidiary or other affiliate of the Company.

      Thomas M. Donnelly, age 39, joined Net Perceptions in March 1997 as our Corporate Controller and, in March 1998, became our Chief Financial Officer and Treasurer. In February 1999, Mr. Donnelly was appointed Secretary. In July 1999, Mr. Donnelly also became Senior Vice President of Finance and Administration. Since October 2001, Mr. Donnelly has also served as our Chief Operating Officer. From March 1995 to March 1997, Mr. Donnelly served as a financial and management consultant in the capacity of chief financial officer or corporate controller for various public and private companies and partnerships, including for Net Perceptions, from September 1996 to March 1997. Prior to 1995, Mr. Donnelly served as an analyst for Marshall Financial Group, a merchant banking company, Chief Financial Officer of Medical Documentation Systems, Inc., a medical software company and Controller of Staats International, Inc., a defense subcontractor. Mr. Donnelly holds a B.A. in Economics from St. Olaf College.

      E. Lee Gerdes, age 57, joined Net Perceptions in January 1999 as a Project Manager. In December 1999, Mr. Gerdes was named Personalization Strategist; in April 2000, he was named Senior Director, Personalization Strategist; in October 2000, he was named Director, B2B; and, in February 2002, he was promoted to Vice President of Solutions. Prior to joining Net Perceptions, Mr. Gerdes served as Senior Principal Consultant for Keane, Inc., an application software and services company, from April 1998 to January 1999 and has held various consulting and project director positions with numerous companies since 1972. Mr. Gerdes holds a B.A. in Mathematics and Physics from Doane College and a MDIV in Theology from Wartburg Seminary. Mr. Gerdes has also completed graduate work at Columbia University and John F. Kennedy University.

      James S. Hanlon, age 44, joined Net Perceptions in September 1996 as a Senior Software Engineer. In March 1998, Mr. Hanlon was named Chief Architect; in September 1999, he was named Director of Technical Alliances; in November 2000, he was named Director of Software Engineering; and, in February 2002, he was promoted to Vice President of Engineering. Prior to joining Net Perceptions, Mr. Hanlon served as Senior Software Engineer and Senior Customer Service Analyst at Cray Research, a supercomputer manufacturer, from 1991 to 1996 and served as Senior Software Engineer and Support Analyst at Control Data, a mainframe computer manufacturer, from 1984 to 1991. Mr. Hanlon holds a B.S. in Physics from the University of Minnesota.

BOARD ACTIONS; COMMITTEES OF THE BOARD OF DIRECTORS

      During 2002, the Board of Directors of the Company held seven regular meetings, six special meetings and acted by unanimous written consent on seven occasions.

      The Board of Directors has designated two principal standing committees, the audit committee and the compensation committee. The Company does not have a standing nominating committee. The composition and function of the audit and compensation committees, and the number of meetings held in 2002, are described below.

      The audit committee, which consisted of Messrs. Kennedy and Lansing and Ms. Winblad, met four times during 2002 and acted by unanimous written consent on one occasion.

      The audit committee makes recommendations to the Board of Directors regarding the selection of independent accountants, reviews the results and scope of audit and other services provided by the Company’s independent accountants and reviews and evaluates the Company’s audit and control functions. The responsibilities and authority of the audit committee are described in detail in the Audit Committee Charter adopted by the Board of Directors, a copy of which has been filed with the Securities and Exchange Commission as an appendix to the Company’s proxy statement for its 2001 Annual Meeting of stockholders. In accordance with new rules promulgated by the Securities and Exchange Commission, the audit committee will begin pre-approving audit and non-audit services to be provided by the Company’s independent accountants in May 2003. The report of the audit committee with respect to fiscal year 2002 is included elsewhere in this proxy statement.

      The compensation committee, which consisted of Messrs. Kennedy and Lansing and Ms. Winblad, met two times and acted by unanimous written consent on seven occasions during 2002. The compensation committee makes recommendations regarding the Company’s stock plans and makes decisions concerning salaries and incentive compensation for officers and compensation policies for employees. The report of the compensation committee with respect to fiscal year 2002 is included elsewhere in this proxy statement.

DIRECTOR COMPENSATION

      We do not currently provide our directors with cash compensation for their services as members of the Board of Directors, although directors are reimbursed for some expenses in connection with attendance at Board and committee meetings. Directors who are also our employees are eligible to participate in our 1999 Equity Incentive Plan. Non-employee directors are eligible to participate in our 1999 Non-Employee Director Option Plan, which was amended in April 2001. Pursuant to the terms of the 1999 Non-Employee Director Option Plan, each non-employee director receives an automatic option grant to purchase 50,000 shares of Common Stock upon his or her initial election or appointment to the Board, and, at each Annual Meeting thereafter, receives an automatic option grant to purchase 15,000 shares of Common Stock. From time to time, non-employee directors may also receive discretionary option grants under our 1999 Non-Employee Director Option Plan. During 2002, the Board formed a special committee of directors to act with the full authority of the Board on matters concerning certain litigation brought against the Company, among other defendants, related to its 1999 IPO and 2000 follow-on public offering. Messrs. Kennedy and Peterson are members of the committee and Mr. Kennedy is compensated at a rate of $1,500 per day for specific activities involving this special committee. During 2002 Mr. Kennedy received $3,000 of compensation related to this matter.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information regarding the beneficial ownership of our Common Stock as of April 14, 2003, except as otherwise noted, by:

•	each person who is known by us to beneficially own more than five percent of the outstanding shares of Common Stock;

•	each of our directors and each named executive officer (as defined herein); and

•	all of our current directors and executive officers as a group.

      This information is based upon information received from or on behalf of the individuals or entities named below, except as otherwise noted.

      We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Net Perceptions, Inc., 7700 France Avenue South, Edina, Minnesota 55435. Except as indicated in the footnotes below, we believe, based on information furnished or otherwise available to us, that each person or entity named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to applicable community property laws. The percentage of beneficial ownership set forth below is based upon 27,415,134 shares of Common Stock outstanding as of the close of business on April 14, 2003. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, shares of Common Stock that are subject to options held by that person that are currently exercisable or exercisable within 60 days of April 14, 2003, were deemed outstanding. These shares were not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.

		Number of Shares
	Number of	Subject to
Name and Address of Beneficial Owner	Shares	Options(1)	Percent

Austin W. Marxe and David M. Greenhouse(2)	2,648,000	—	9.7%
153 East 53 Street
New York, New York 10022
London Pacific Life & Annuity Company(3)	2,605,864	—	9.5
3101 Poplarwood Court, Suite 300
Raleigh, North Carolina 27604
John T. Riedl(4)	900,704	15,000	3.3
Ann L. Winblad	311,204	90,000	1.5
Thomas M. Donnelly	91,583	298,565	1.4
Donald C. Peterson	—	374,999	1.4
John F. Kennedy	—	80,000	*
William Lansing	32,000	110,000	*
James S. Hanlon(5)	33,605	92,598	*
E. Lee Gerdes	7,253	73,510	*
Sharri E. Major(6)	—	—	*
All directors and executive officers as a group (eight persons)	1,376,349	1,134,672	9.2

*	Indicates less than 1% of the total number of outstanding shares of Common Stock.

(1)	Reflects the number of shares issuable upon the exercise of options exercisable within 60 days of April 14, 2003.

(2)	Information is based on a Schedule 13G filed on February 13, 2002, with the Securities and Exchange Commission, and amended on March 4, 2003, by Austin W. Marxe and David M. Greenhouse, in their capacity as the principal owners of (i) MGP Advisors Limited Partnership (“MGP”), the general partner of Special Situations Fund III, L.P. (“SSF III”), (ii) AWM Investment Company, Inc., the general partner of MGP and investment advisor to Special Situations Cayman Fund, L.P. (“Cayman Fund”) and (iii) SST Advisers, LLC, the general partner of and investment advisor to the Special Situations Technology Fund, L.P. (“SST”), reporting beneficial ownership of Common Stock. The Schedule 13G, as amended, reports that as of December 31, 2002, Mr. Marxe and Mr. Greenhouse had sole voting and investment power with respect to 1,435,100 shares owned by SSFIII, 692,900 shares owned by SST and 520,000 shares owned by Cayman Fund.

(3)	Information is based on a Schedule 13G filed on March 26, 2003 with the Securities and Exchange Commission by London Pacific Life & Annuity Company (“LPLAC”), reporting beneficial ownership of Common Stock. The Schedule 13G reports that as of December 31, 2002, LPLAC had sole voting and dispositive power as to 2,605,864 shares.

(4)	Includes 359,043 shares held by a revocable trust of which Mr. Riedl is sole trustee, 78,375 shares held in three irrevocable trusts of which Mr. Riedl and his spouse are the trustees and 463,286 shares held by a revocable trust of which Mr. Riedl’s spouse is the sole trustee.

(5)	Includes 2,033 shares held jointly by Mr. Hanlon and his spouse and 1,107 shares held by Mr. Hanlon’s spouse.

(6)	Based on information provided to the Company by Ms. Major on February 28, 2003. Ms. Major resigned from the Company on October 15, 2002. Prior to her resignation, Ms. Major served as Vice President of Finance and Administration.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and officers and stockholders who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely upon a review of Forms 3, 4 and 5 (and amendments thereto) furnished to the Company during or in respect of the fiscal year ended December 31, 2002, the Company is not aware of any director, executive officer or beneficial owner of more than 10% of the outstanding Common Stock who or which has not timely filed reports required by Section 16(a) of the Exchange Act during or in respect of such fiscal year, except for the inadvertent late reporting on January 2, 2003 by John T. Riedl of three gifts of Common Stock.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

      The following table sets forth information with respect to compensation we awarded and/or paid in 2002, 2001 and 2000 (or such shorter period that the listed executive officer was employed by the Company) for services to us by our current chief executive officer, and our four other executive officers whose total salary and bonus for 2002 exceeded $100,000. We refer to these officers as our named executive officers in other parts of this proxy statement.

				Long-Term
				Compensation
				Awards

		Annual Compensation		Number of Shares
				of Common Stock	All Other
Name and Position(s)	Year	Salary($)	Bonus($)	Underlying Options	Compensation($)

Donald C. Peterson	2002	200,000	—	—	—
President and Chief	2001	121,282	43,750	750,000	—
Executive Officer	2000	—	—	—	—
Thomas M. Donnelly	2002	180,000	—	—	86,000 (1)
Chief Operating Officer and	2001	177,507	50,000	321,204	—
Chief Financial Officer	2000	148,400	60,000	90,000	—

				Long-Term
				Compensation
				Awards

		Annual Compensation		Number of Shares
				of Common Stock	All Other
Name and Position(s)	Year	Salary($)	Bonus($)	Underlying Options	Compensation($)

E. Lee Gerdes(2)	2002	150,006	6,403	—	—
Vice President Solutions	2001	145,834	15,697	116,584	—
	2000	128,667	34,470	—	—
James S. Hanlon(2)	2002	150,000	—	—	—
Vice President Engineering	2001	130,780	31,273	89,400	—
	2000	113,187	12,937	10,600	—
Sharri E. Major(3)	2002	102,417	—	—	14,251 (4)
Vice President Finance and	2001	115,500	26,141	58,200	—
Administration	2000	99,089	24,400	15,200	—

(1)	Represents forgiveness of principal on a loan with the Company. See Certain Relationships and Related Transactions on page 16.

(2)	Mr. Gerdes and Mr. Hanlon became executive officers of the Company in 2002.

(3)	Ms. Major resigned from the Company on October 15, 2002. Prior to her resignation, Ms. Major served as Vice President of Finance and Administration.

(4)	Represents accrued vacation payment.

Option Grants in Last Year

      We did not make any grants of stock options or stock appreciation rights to the named executive officers during 2002.

Aggregated Option Exercises in Last Fiscal Year and Option Values at December 31, 2002

      The following table provides information concerning the number and value of unexercised options as of December 31, 2002 held by each of the named executive officers. None of the named executive officers exercised any stock options during 2002.

	Number of Securities
	Underlying Unexercised		Value of Unexercised
	Options at		In-The-Money Options at
	December 31, 2002(#)(1)		December 31, 2002($)(2)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Donald C. Peterson	296,875	453,125	—	—
Thomas M. Donnelly	245,083	256,121	27,779	3,540
E. Lee Gerdes	60,728	62,940	16,475	17,655
James S. Hanlon	81,116	68,884	9,640	17,650
Sharri E. Major(3)	49,394	—	14,182	—

(1)	Options granted under our 1996 Stock Plan are immediately exercisable for all the option shares, but any shares purchased under those options will be subject to repurchase by us at the original exercise price paid per share, upon the optionee’s cessation of service, prior to the vesting of those shares. Options granted under our 1999 Equity Incentive Plan and 2000 Stock Plan may be exercised only when, and to the extent, vested.

(2)	The value of unexercised “in-the-money” options held at December 31, 2002 represents the total gain which would be realized if all of the “in-the-money” options held at December 31, 2002 were exercised, and is determined by multiplying the number of shares of Common Stock underlying the options by the difference between $1.38, which was the closing price per share of our Common Stock on the Nasdaq

National Market on December 31, 2002, and the applicable per share option exercise price. An option is “in-the-money” if the fair market value of the underlying shares exceeds the exercise price of the option.

(3)	Ms. Major resigned from the Company on October 15, 2002. Prior to her resignation, Ms. Major served as Vice President of Finance and Administration.

Change in Control Arrangements/ Employment Agreements

      Our 1999 Equity Incentive Plan, in which our named executive officers participate, and our 2000 Stock Plan, under which certain of our current named executive officers received options prior to becoming executive officers, provide for accelerated vesting of options to purchase shares of Common Stock granted under the plans in connection with certain changes in control of the Company. In addition, in the event that options granted under the plans are assumed by the acquiror in a change in control, the options may accelerate if the optionee’s employment is involuntarily terminated within 18 months following the change in control event or, subject to the limitations set forth in the plans, the optionee resigns from a position with the acquiror. Our 1996 Stock Plan, in which some of our named executive officers participate, provides for the accelerated lapsing of repurchase rights with respect to shares of Common Stock acquired upon exercise of options granted under the plan in connection with certain changes in control of the Company.

      Some of our officers, including our named executive officers (other than those named executive officers who are no longer employed by the Company), are eligible to participate in our Change in Control Severance Plan. Under the Change in Control Severance Plan, if, within 18 months after a change in control of the Company, an officer’s employment is involuntarily terminated other than for cause or voluntarily or involuntarily terminated following a material change in the officer’s responsibilities, cash compensation or place of employment, we will pay the officer severance benefits equal to six months of base salary.

      We have entered into an employment agreement with Donald C. Peterson, our President and Chief Executive Officer. Mr. Peterson’s employment agreement provides that he is entitled to a base salary of $200,000, which amount will be reviewed at least annually by the compensation committee of the Board of Directors, and is eligible to receive an annual performance bonus of up to $100,000. Mr. Peterson was also granted an option to purchase 750,000 shares of Common Stock pursuant to his employment agreement. Under the terms of his employment agreement, if Mr. Peterson’s employment is terminated without cause, or due to his inability to perform his duties due to illness for a period of 90 consecutive days or more, we will pay Mr. Peterson severance benefits equal to twelve months of base salary. Also under the terms of his employment agreement, if, within 18 months after a change in control of the Company, Mr. Peterson’s employment is involuntarily terminated other than for cause or voluntarily or involuntarily terminated following a material change in Mr. Peterson’s responsibilities (which will occur if Mr. Peterson ceases to be our Chief Executive Officer, reporting to the Board of Directors), cash compensation or place of employment, we will pay Mr. Peterson severance benefits equal to twelve months of base salary. Mr. Peterson’s employment with the Company is “at will” and his employment agreement does not have a set term.

      We have entered into a severance agreement with Thomas M. Donnelly, our Chief Operating Officer, Chief Financial Officer and Secretary. Pursuant to the terms of his severance agreement, if Mr. Donnelly’s employment is terminated without cause, or due to his inability to perform his duties due to illness for a period of 90 consecutive days or more, we will pay Mr. Donnelly severance benefits equal to twelve months of base salary. Also under the terms of his severance agreement, if, within 18 months after a change in control of the Company, Mr. Donnelly’s employment is involuntarily terminated other than for cause or voluntarily or involuntarily terminated following a material change in Mr. Donnelly’s responsibilities, cash compensation or place of employment, we will pay Mr. Donnelly severance benefits equal to twelve months of base salary.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      Throughout 2002, the compensation committee consisted of Messrs. Kennedy and Lansing and Ms. Winblad. The compensation committee met two times and acted by unanimous written consent on seven occasions. The compensation committee makes recommendations regarding the Company’s stock plans and makes decisions concerning salaries and incentive compensation for officers and compensation policies for employees. Decisions made by the compensation committee are reported to the full Board of Directors.

Compensation Philosophy

      The general philosophy of the Company’s compensation program is to offer executive officers competitive compensation based both on the Company’s performance and on the individual’s contribution and performance. The Company’s compensation policies are intended to motivate, reward and retain highly qualified executives for long-term strategic management and the enhancement of stockholder value, to support a performance-oriented environment that rewards achievement of specific internal Company goals and to attract and retain executives whose abilities are critical to the long-term success and competitiveness of the Company.

      The Company’s executive compensation consists of three key components:

•	base salary,

•	annual cash bonuses, and

•	stock incentives.

      Each of these components is intended to complement the others and, taken together, to satisfy the Company’s compensation objectives. The compensation committee’s policies with respect to each of the three components, including the basis for the compensation awarded to Donald C. Peterson, the Company’s chief executive officer, are discussed below.

Base Salary

      At the end of each year, the compensation committee reviews the base salary of the Company’s chief executive officer and the recommendation of the chief executive officer with regard to the base salaries of the other executive officers of the Company. The recommendation of the chief executive officer is based upon his evaluation of the performance of each executive officer and the contribution of that officer to the performance of the Company. As part of this review, the compensation committee also considers available national and industry survey data regarding salaries for comparable positions at comparably sized software companies to establish base salary ranges. The compensation committee then approves, with any modifications it deems appropriate, annual base salaries for each of the executive officers. Annual compensation changes, based on merit and market factors, typically take effect on February 1 of each year.

      In evaluating Mr. Peterson’s performance and setting his salary for 2002, which was the same as the prior year, the compensation committee primarily considered Mr. Peterson’s success during 2001 in reducing the Company’s operating expenses and streamlining its operations, as well as his efforts to establish new and expanded customer relationships and develop and implement new business strategies in a difficult market environment.

      The amount of base salary paid to each named executive officer in 2002 is set forth in the Summary Compensation Table beginning on page 9.

Annual Cash Bonuses

      Annual cash bonuses for executive officers are intended to reflect the compensation committee’s belief that a portion of the annual compensation of each executive officer should be contingent upon the performance of the Company as well as the individual contribution of each officer. In determining annual cash bonuses for 2002, the compensation committee primarily considered the performance of the Company during 2002. The annual cash bonus paid to each named executive officer in 2002 is set forth in the summary compensation table beginning on page 9.

Stock Incentives

      The compensation committee meets with the chief executive officer at the beginning of each year to discuss the incentive compensation programs to be in effect for the year and the criteria for granting awards under these programs. At the end of each year, the compensation committee meets to review executive and corporate performance and to make awards under these programs.

      The Company’s executive officers are eligible to participate in the 1999 Equity Incentive Plan. The types of awards that may be made under the 1999 Equity Incentive Plan are options to purchase shares of Common Stock, stock appreciation rights, restricted shares and stock units. Both incentive stock options and non-qualified options may be granted under the 1999 Equity Incentive Plan. The exercise price for incentive stock options must be the fair market value of the Common Stock on the option grant date. The exercise price for non-qualified options must be at least 85% of the fair market value of the Common Stock on the option grant date. Options granted under the 1999 Equity Incentive Plan at the time of a new employee’s hiring generally vest as to 25% of the shares in the first year and thereafter in equal monthly installments over the next three years. All other options granted under the 1999 Equity Incentive Plan vest in equal monthly installments over a four-year period. Options granted under the 1999 Equity Incentive Plan expire ten years from the date of grant.

      No options were granted to the named executive officers in 2002.

      The foregoing report is respectfully submitted by the compensation committee of the Board of Directors.

John F. Kennedy

William Lansing
Ann L. Winblad

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

      The following graph compares, for the period that the Company’s Common Stock has been registered under Section 12 of the Securities Exchange Act (which commenced April 23, 1999), on a cumulative basis the percentage change in the total stockholder return on (i) our Common Stock, (ii) the Nasdaq Computer and Data Processing Index, (iii) the S&P 500 Software Index and (iv) through March 2002 the J.P. Morgan H&Q Internet Index. The graph assumes that the value of an investment in our Common Stock and in each index was $100 on April 23, 1999, and that all dividends were reinvested. In prior proxy statements, we compared the performance of our Common Stock against the Nasdaq Computer and Data Processing Index and J.P. Morgan H&Q Index. J.P. Morgan H&Q ceased to publish J.P. Morgan H&Q Internet Index in April 2002, and we have elected to use the S&P 500 Software Index in its place. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

      Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act or the Securities Exchange Act that might incorporate this document or future filings with the Securities and Exchange Commission, in whole or in part, the Stockholder Return Performance Presentation shall not be deemed to be incorporated by reference into any such filing.

	Apr 99	June 99	Sep 99	Dec 99	Mar 00	Jun 00	Sep 00	Dec 00

NETP	100.00	155.79	122.36	300.00	263.86	113.43	33.71	14.93
Nasdaq Computer and Data Processing Index	100.00	102.23	110.89	171.48	199.20	172.85	156.59	95.50
S&P 500 Software Index	100.00	109.78	113.26	160.15	158.49	132.48	115.43	82.92
J.P. Morgan H&Q Internet Index	100.00	88.67	91.14	176.44	184.29	136.72	131.52	67.89

	Mar 01	Jun 01	Sep 01	Dec 01	Mar 02	Jun 02	Sep 02	Dec 02

NETP	6.29	12.29	7.07	12.14	11.29	7.93	6.43	9.86
Nasdaq Computer and Data Processing Index	65.48	79.96	49.81	72.30	66.84	50.29	38.30	45.91
S&P 500 Software Index	73.18	98.79	63.85	83.45	76.60	63.09	50.17	60.70
J.P. Morgan H&Q Internet Index	41.97	52.87	30.71	43.68	39.75	N/A	N/A	N/A

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      None of Messrs. Kennedy or Lansing or Ms. Winblad, who served as the members of the compensation committee during 2002, is currently or has been, at any time since our formation, one of our officers or employees. None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee.

AUDIT COMMITTEE REPORT

      Throughout 2002, the audit committee consisted of Messrs. Kennedy and Lansing and Ms. Winblad. The audit committee met four times during 2002 and acted by unanimous written consent on one occasion. All of the members of the audit committee meet the independence and other qualification requirements of the Nasdaq Stock Market. The audit committee makes recommendations to the Board of Directors regarding the selection of accountants, reviews the results and scope of audit and other services provided by the Company’s independent accountants and reviews and evaluates the Company’s financial reporting process and internal controls. The audit committee operates under, and has the responsibility and authority set forth in, the written charter adopted by the Board of Directors, a copy of which has been filed with the Securities and Exchange Commission as an appendix to the Company’s proxy statement for its 2001 Annual Meeting of stockholders. In accordance with new rules promulgated by the Securities and Exchange Commission, the audit committee will begin pre-approving audit and non-audit services to be provided by the Company’s independent accountants in May 2003.

      Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The audit committee’s responsibility is to monitor and oversee these processes.

      In this context, the audit committee has met and held discussions with management and the independent accountants. Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The audit committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The audit committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications), including the quality and acceptability of the Company’s accounting principles as applied in its financial reporting.

      The Company’s independent accountants also provided to the audit committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented. The audit committee discussed with the independent accountants the accounting firm’s independence. The audit committee also considered whether non-audit services provided by the independent accountants during the last fiscal year and described on page 17 were compatible with maintaining the independent accountants’ independence.

      Based upon the audit committee’s discussions with management and the independent accountants and the audit committee’s review of the representations of management and the report of the independent accountants to the audit committee, the audit committee recommended to the Board of Directors, and the Board of Directors approved its recommendation, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the Securities and Exchange Commission.

      The foregoing report is respectfully submitted by the audit committee.

John F. Kennedy

William Lansing
Ann L. Winblad

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In December 2000, Thomas M. Donnelly, our Chief Operating Officer, Chief Financial Officer and Secretary, entered into a full recourse secured promissory note and security agreement in favor of the Company in connection with a loan from the Company to Mr. Donnelly of up to $300,000 to be made to Mr. Donnelly solely to pay federal income tax owed by Mr. Donnelly as a result of his exercise in March 2000 of an option to purchase shares of Common Stock. In April 2001, $258,000 was loaned to Mr. Donnelly pursuant to the promissory note. The note accrues interest at 8% and is due and payable in 2004. On April 1st of each year, commencing in 2002, that Mr. Donnelly remains continuously employed by the Company, one-third of the original principal and accrued interest is forgiven. If Mr. Donnelly’s employment with the Company is involuntarily terminated (other than termination for cause by the Company) or there is a change in control of the Company, all of the principal and accrued interest outstanding on this note will be forgiven. The largest amount of indebtedness outstanding under the note during 2002 was $258,000. As of April 1, 2003, the amount outstanding under the note was $86,000.

      We have also entered into an indemnification agreement with all of our officers and directors.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

General

      The audit committee recommended that the Board of Directors appoint, and the Board of Directors has appointed, PricewaterhouseCoopers LLP as the Company’s independent accountants for fiscal year 2003. The Board of Directors has directed that its appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for fiscal year 2003 be submitted for ratification by the stockholders at the Annual Meeting. Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for fiscal year 2003 is not required by the Bylaws or otherwise, but is being pursued as a matter of good corporate practice. If stockholders do not ratify the Board of Directors’ appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for fiscal year 2003, the Board of Directors will consider the matter at its next meeting. PricewaterhouseCoopers LLP has audited the Company’s consolidated financial statements since the Company’s inception in 1996. It is anticipated that one or more representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting with an opportunity to make a statement, if desired, and will be available to answer appropriate questions from stockholders who are present.

Audit Fees

      Audit fees billed to the Company by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2002, and for limited reviews of the Company’s unaudited financial statements included in the Company’s quarterly reports on Form 10-Q for such fiscal year totaled approximately $176,000.

Financial Information Systems Design and Implementation Fees

      There were no services provided by PricewaterhouseCoopers LLP to the Company for the design and implementation of financial information systems, the direct or indirect operation or supervision of the Company’s information system or the management of the Company’s local area network during the last fiscal year.

All Other Fees

      Fees billed to the Company by PricewaterhouseCoopers LLP for all other non-audit services, consisting primarily of state, federal and international tax-related services as well as due diligence related to possible strategic transactions, totaled approximately $145,000 for the fiscal year ended December 31, 2002. The audit committee of the Board of Directors considered these activities to be compatible with the maintenance of PricewaterhouseCoopers LLP’s independence.

      The Board of Directors recommends a vote FOR Proposal No. 2 to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for fiscal year 2003.

OTHER MATTERS

      The Board of Directors knows of no other items of business to be brought before the Annual Meeting other than as set forth above. If any other items of business should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote such proxies in accordance with their best judgment with regard to any such items. Discretionary authority for them to do so is contained in the enclosed proxy card.

STOCKHOLDER PROPOSALS

      Under the rules and regulations of the Securities and Exchange Commission, stockholder proposals intended to be presented in the Company’s proxy statement and form of proxy for the 2004 Annual Meeting of stockholders, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must be received at the principal executive offices of the Company no later than December 31, 2003 in order to be considered for inclusion in the Company’s proxy statement for that meeting and must otherwise satisfy the conditions established by the Securities and Exchange Commission.

      In accordance with the Bylaws, proposals of stockholders intended for presentation at the 2004 Annual Meeting of stockholders (but not intended to be included in the Company’s proxy statement for that meeting) may be made by a stockholder of record who has given written notice of the proposal to the Secretary of the Company at its principal executive offices not earlier than January 30, 2004, and no later than February 29, 2004. The notice must contain information as specified in the Bylaws. Any such proposal received after February 29, 2004, will be considered untimely for purposes of Rule 14a-4(c)(1), and the proxies designated by the Company for such meeting will have discretionary authority to vote with respect to any such proposal.

ANNUAL REPORT AND FORM 10-K

      The Company is sending, prior to or concurrently with this proxy statement, to all of its stockholders of record as of April 14, 2003, a copy of its Annual Report to Stockholders for the fiscal year ended December 31, 2002. The Annual Report to Stockholders contains a copy of the Company’s Annual Report on Form 10-K (excluding exhibits) for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission, which includes the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2002.

      A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the Securities and Exchange Commission is available without charge upon written request by any stockholder to Net Perceptions, Inc., 7700 France Avenue South, Edina, Minnesota 55435, Attention: Investor Relations.

By Order of the Board of Directors

THOMAS M. DONNELLY
Secretary

April 24, 2003

NET PERCEPTIONS, INC.

ANNUAL MEETING OF STOCKHOLDERS
MAY 29, 2003

Net Perceptions, Inc. 7700 France Avenue South Edina, Minnesota 55435	proxy

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE NET PERCEPTIONS, INC. 2003 ANNUAL MEETING ON MAY 29, 2003, OR ANY ADJOURNMENT(S) THEREOF.

The undersigned, having read the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 24, 2003, receipt of which is hereby acknowledged, does hereby appoint and constitute Thomas M. Donnelly and Donald C. Peterson, and each or either of them, the proxies of the undersigned, with full power of substitution to each, for and in the name of the undersigned to vote and act at the 2003 Annual Meeting of stockholders of Net Perceptions, Inc. (the “Company”) to be held at the Company’s corporate headquarters, 7700 France Avenue South, Edina, Minnesota 55435, on Thursday, May 29, 2003, at 10:00 a.m. CST and at any adjournment(s) thereof, with respect to all shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote or act, with all the powers that the undersigned would possess if personally present and acting, as directed on the reverse side of this card. In their discretion, the aforesaid proxies, and each or either of them, or their duly appointed substitute(s) as aforesaid, are authorized to vote upon any adjournment(s) of the Annual Meeting, for the election as a director of such substitute nominee(s) as the Company’s Board of Directors may designate if any of the persons nominated for election as a director and named on the reverse side of this card is unable to serve or for good cause will not serve, and upon such other business as may properly come before the Annual Meeting or any adjournment(s) thereof and matters incident to the conduct of the Annual Meeting or any adjournment(s) thereof. This proxy revokes all prior proxies given by the undersigned.

(IMPORTANT — TO BE SIGNED AND DATED ON REVERSE SIDE)

See reverse for voting instructions

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Shareowner ServicesSM P.O. Box 64873, St. Paul, MN 55164-0873.

o Please detach here o

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1.	Election of	01	Donald C. Peterson	04	John T. Riedl	[ ]	VOTE FOR	[ ]	VOTE WITHHELD
	directors:	02	John F. Kennedy	05	Ann L. Winblad		all nominees		from all nominees
		03	William Lansing				(except as marked)

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE
INDIVIDUAL NOMINEES, WRITE THE NUMBER(S) OF THE NOMINEES
IN THE BOX PROVIDED TO THE RIGHT.)

2.	Proposal to ratify the appointment by the Board of Directors of	[ ]	FOR	[ ]	AGAINST	[ ]	ABSTAIN
PricewaterhouseCoopers LLP as the Company’s independent
accountants for 2003.

THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY RETURNED, WILL BE VOTED IN THE MANNER DIRECTED ABOVE. IF NO DIRECTION IS MADE WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS. THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE AFORESAID PROXIES, OR THEIR DULY APPOINTED SUBSTITUTE(S) AS AFORESAID, UPON ANY ADJOURNMENT(S) OF THE ANNUAL MEETING, FOR THE ELECTION AS A DIRECTOR OF SUCH SUBSTITUTE NOMINEE(S) AS THE COMPANY’S BOARD OF DIRECTORS MAY DESIGNATE IF ANY OF THE PERSONS NOMINATED FOR ELECTION AS A DIRECTOR AND NAMED ABOVE IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, AND UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT(S) THEREOF AND MATTERS INCIDENT TO THE CONDUCT OF THE ANNUAL MEETING OR ANY ADJOURNMENT(S) THEREOF.

Address Change? Mark Box [ ]	Date:
Indicate changes below:

Signature(s) in Box
(if there are co-owners both must sign)
IMPORTANT: Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., give title as such. If joint account, each joint owner should sign. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person. Please return your card in the postage-paid envelope provided.